Exhibit 23(a)


     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, relating to the Alumax Inc. Thrift Plan for Salaried Employees, The Alumax
Inc. Thrift Plan for Collectively Bargained Employees and the Alumax Inc. Thrift Plan for Hourly Employees
(collectively, the "Plans") and the shares of Alcoa Inc.
common stock to be issued in accordance with the Plans, of our reports dated January 8, 1999 on our Audits of the consolidated financial statements and financial statement schedule of Alcoa Inc. and consolidated subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31,1998, which reports are incorporated by reference or included in the Company's 1998
Annual Report on Form 10-K for the fiscal year ended
December 31, 1998.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
November 19, 1999